M A R T I N   M A R I E T T A   C O R P O R A T I O N




                              A R T I C L E S

                                    O F

                           R E S T A T E M E N T


                               June 30, 1993














                          (Martin Marietta Logo)
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                        MARTIN MARIETTA CORPORATION

                          ARTICLES OF RESTATEMENT


THIS IS TO CERTIFY THAT:

     FIRST: Martin Marietta Corporation, a Maryland corporation (the "Corporation"), desires to restate its charter as currently in effect.

     SECOND: The provisions attached hereto are all of the provisions of the charter currently in effect.

     THIRD: The restatement of the charter of the Corporation as attached hereto has been approved by a majority of the entire Board of Directors of the Corporation as required by law.

     FOURTH: The charter of the Corporation is not amended by these Articles of Restatement.

     FIFTH: The current address of the principal office of the Corporation is as set forth in Article IV of the attached restatement of the charter.

     SIXTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the attached restatement of the charter.

     SEVENTH: The number of directors of the Corporation is seventeen (17), which number may be increased or decreased from time to time pursuant to the By-Laws of the Corporation. The names of those directors currently in office are as follows:

     Lamar Alexander       James L. Everett, III     Gordon S. Macklin
     Norman R. Augustine   Edward L. Hennessy, Jr.   Eugene F. Murphy
     Marcus C. Bennett     Edward E. Hood, Jr.       Allen E. Murray
     John J. Byrne         Caleb B. Hurtt            John W. Vessey, Jr.
     A. James Clark        Gwendolyn S. King         A. Thomas Young
     Edwin I. Colodny      Melvin R. Laird

     EIGHTH: The undersigned President acknowledges these Articles of Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalities for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of June, 1993.



ATTEST:                                 MARTIN MARIETTA CORPORATION



    Lillian M. Trippett                By:   A. Thomas Young
Lillian M. Trippett,                      A. Thomas Young, President and
Secretary                                 Chief Operating Officer
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                                 ARTICLE I

                                   NAME

     The name of the Corporation is Martin Marietta Corporation.


                                ARTICLE II

                            PERIOD OF DURATION

     The period of duration of the Corporation is perpetual.


                                ARTICLE III

                            PURPOSE AND POWERS

     The purpose for which the Corporation is formed is to engage in any lawful business for which corporations may be organized under the Maryland General Corporation Law. The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.


                                ARTICLE IV

                    PRINCIPAL OFFICE AND RESIDENT AGENT

     The address of the principal office of the Corporation in the State of Maryland is 6801 Rockledge Drive, Bethesda, Maryland 20817. The Resident Agent of the Corporation is Jennifer E. Bashaw, whose address is c/o Martin Marietta Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817. The Resident Agent is a citizen of the State of Maryland and actually resides therein.


                                 ARTICLE V

                                 DIRECTORS

     SECTION 1.  The number of Directors of the Corporation shall be fifteen
(15), which number may be increased or decreased from time to time pursuant to the By-Laws of the Corporation, but which never shall be less than five (5). The names of the current directors who shall act until their successors are duly chosen and qualified, and the years in which their respective terms expire, are:

Term Expires 1993        Term Expires 1994        Term Expires 1995

Lamar Alexander          A. James Clark           Caleb B. Hurtt
Norman R. Augustine      Edwin I. Colodny         Melvin R. Laird
Marcus C. Bennett        James L. Everett, III    Gordon S. Macklin
John J. Byrne            Allen E. Murray          John W. Vessey, Jr.
Edward L. Hennessy, Jr.                           A. Thomas Young
Gwendolyn S. King
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     SECTION 2.  Beginning with the Board of Directors elected in January
1993, directors were classified with respect to the time for which they were severally elected to hold office by dividing them into three classes, as nearly equal in number as possible. At each succeeding Annual Meeting of Stockholders, beginning in 1993, the class of directors then being elected will be elected to hold office for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Each director will hold office for the term for which elected and until his or her successor will have been elected and qualified.

     SECTION 3. Any director, any class of directors, or the entire Board of Directors may be removed from office as a director at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of at least 80% of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.

     SECTION 4. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     SECTION 5. Except to the extent prohibited by law or limited by the Charter, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' power to manage the business and affairs of the Corporation, and no By-Law shall be adopted by stockholders which shall modify the foregoing.

     SECTION 6. Notwithstanding any other provisions of law or the Charter or By-Laws of the Corporation, the affirmative vote of at least 80% of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast an annual election of directors, voting together as a single class, shall be required to amend, or repeal, or to adopt any provision inconsistent with this Article V.

                                ARTICLE VI

                        AUTHORIZED SHARES OF STOCK

     The total number of shares of stock of all classes which the Corporation has authority to issue is 550,000,000 shares, divided into 20,000,000 shares of Series A Preferred Stock, $1.00 par value per share, 30,000,000 shares of Series Preferred Stock, $1.00 par value per share, and 500,000,000 shares of Common Stock, $1.00 par value per share. The aggregate par value of all shares of all classes is $550,000,000.

     A description of each class with the preference, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications of each class is as follows:

A.  Series A Preferred Stock

     SECTION 1. Designation, Amount and Rank. The class of Preferred Stock shall be designated "Series A Preferred Stock" and the authorized number of shares constituting such class shall be 20,000,000. The Series A Preferred Stock shall rank on a parity as to dividends and as to distribution of assets upon liquidation, dissolution or winding up with any other class of Preferred Stock which the Corporation may in the future issue and which by its terms is not stated to rank junior to the Series A Preferred Stock and the Series A Preferred Stock shall rank senior, as to dividends and to distribution of assets upon liquidation, dissolution or winding up to all other classes
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or series of stock of the Corporation which are currently outstanding or which the Corporation may in the future issue.

     SECTION 2.  Dividends.  (a) The holders of outstanding shares of Series
A Preferred Stock will be entitled to receive, subject to the rights of holders of any class of Preferred Stock which the Corporation may in the future issue which ranks on a parity with the Series A Preferred Stock in respect of dividends, and when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $.75 for each of the quarters ending on the last day of March, June, September and December of each year and no more, payable in arrears on each succeeding April 1, July 1, October 1 and January 1, respectively (each such date being hereinafter referred to as a "Preferred Dividend Payment Date") commencing on that Preferred Dividend Payment Date which next follows the issuance of such shares. Dividends shall (i) commence to accrue (whether or not declared and whether or not funds are legally available for payment) and shall be cumulative on the Series A Preferred Stock from and after March 29, 1993, and (ii) shall compound quarterly, to the extent they are unpaid, at the rate of 6% per annum computed on the basis of a 360-day year of twelve 30-day months. If any Preferred Dividend Payment Date shall not be a Business Day, then the Preferred Dividend Payment Date shall be on the next succeeding Business Day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York State holiday.

     (b) Holders of the shares of Series A Preferred Stock shall not be entitled to any dividends on such shares, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.

     (c) (i) So long as any share of Series A Preferred Stock shall remain outstanding, no dividend or distribution whatsoever shall be declared or paid upon or set apart for any class of stock or series thereof ranking junior to the Series A Preferred Stock in payment of dividends nor shall any shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Preferred Stock in payment of dividends be redeemed or purchased by the Corporation or any subsidiary thereof nor shall any moneys be paid to or made available for a sinking fund for redemption or purchase of any shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Preferred Stock in payment of dividends, unless, in each such instance, full dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods shall have been paid at the rate fixed therefor, the dividends on all outstanding shares of Series A Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds set aside for payment thereof and all redemption payments with respect to the Series A Preferred Stock which the Corporation shall have become obligated to make shall have been made. Notwithstanding the immediately preceding sentence, the Corporation shall be permitted to purchase or acquire any preferred or common stock purchase rights of the Corporation ("Rights") distributed pursuant to any rights agreement to which it may be a party (the "Rights Agreement").

     (ii) No dividend shall be paid upon or declared or set apart for any share of Series A Preferred Stock for any dividend period unless at the same time (a) a like proportionate dividend for the same dividend period shall be paid upon or declared or set apart for all shares of Series A Preferred Stock then outstanding and entitled to receive such dividend and (b) there shall have been paid upon or declared or set aside for all shares of any other class of stock or series thereof, if any, then outstanding and ranking on a parity with the Series A Preferred Stock in payment of dividends, for the same dividend period of the Series A Preferred Stock, dividends ratably in proportion to the respective dividend rates fixed for the Series A Preferred Stock and said parity stock.
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No dividend shall be paid upon or declared or set apart for any shares of any other class of stock or series thereof, if any, then outstanding and ranking on a parity with Series A Preferred Stock in payment of dividends for any dividend period, unless there shall have been paid upon or declared or set apart for all shares then outstanding of Series A Preferred Stock, for the same dividend period, dividends ratably in proportion to the respective dividend rates fixed for the Series A Preferred Stock and said parity stock.

     SECTION 3. Redemption. (a) On or after the fifth anniversary of the date of initial issuance of the Series A Preferred Stock (the "Initial Issuance Date"), the Corporation, at its option, may redeem any or all shares of Series A Preferred Stock, at a redemption price of $50 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not declared and whether or not funds are legally available for payment) to and including the date of redemption (the "Redemption Price"), but only if the Average Closing Price (as defined in Section 4(e)(vii) below) of the Common Stock (calculated as of the record date fixed in accordance with Section 3(c) for notifying holders of such redemption) equals or exceeds the applicable percentage of the Conversion Price (as defined in Section 4(a)) set forth below opposite the anniversary of the Initial Issuance Date that occurs on or that immediately preceded such record date:

     Anniversary of Initial            Percentage of
     Issuance Date                   Conversion Price
     5 . . . . . . . . . . . . . . . . .  130%
     6 . . . . . . . . . . . . . . . . .  122.5%
     7 . . . . . . . . . . . . . . . . .  115.0%
     8 . . . . . . . . . . . . . . . . .  107.5%
     9 and thereafter. . . . . . . . . .  100%

     Immediately prior to authorizing or making any such redemption with respect to the Series A Preferred Stock, the Corporation, by resolution of its Board of Directors, shall, to the extent of any funds legally available therefore, declare a dividend on the Series A Preferred Stock payable on the recemption date in an amount equal to any accrued and unpaid dividends on the Series A Preferred Stock as of such date and, if the Corporation does not have sufficient funds legally available therefor to declare and pay all dividends accrued at the time of such redemption, then (i) the dividend shall be paid pro rata as among the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock in accordance with Section 2(c)(ii), and (ii) an amount equal to any remaining accrued and unpaid dividends shall be added to the redemption price of the Series A Preferred Stock.

     (b) If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata (subject to rounding to avoid fractional shares) as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be equitable.

     (c) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing on the stock books of the Corporation. The Board of Directors of the Corporation shall fix a record date for determining holders of record who are entitled to receive notice of any redemption, not more than 10 days prior to the mailing of such notice. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the Redemption Price; (iii) whether the Redemption Price will be paid in cash or, pursuant to Section 3(d) below, in Common Stock, (iv) that the holder has the right to convert such shares into Common Stock until the close of business on the second Business Day immediately preceding the related redemption date; the then-effective Conversion Price and the place where certificates for such shares may be surrendered for conversion; (v) the number of shares of Series A Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (vi) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vii) that after the close of business on such date fixed for redemption the shares to be redeemed shall not accrue dividends and (viii) if the Redemption Price will be paid in Common Stock, that the holder has the right to cause a backstop registration of such Common Stock as described below. Upon surrender in accordance with the aforesaid notice of the certificate for any shares of Series A Preferred Stock so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the
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holder thereof.

     (d) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds or shares of Common Stock sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, The City of New York, State of New York and having capital surplus and undivided profits of at least $500 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series A Preferred Stock), notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of
Section 4 at any time prior to the close of business on the second Business Day immediately preceding the related redemption date and the right of the holders thereof to receive out of the funds or shares of Common Stock so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds or shares of Common Stock so deposited with such bank or trust company in respect of shares of Series A Preferred Stock converted before the close of business on the second Business Day immediately preceding the related redemption date shall be returned to the Corporation upon such conversion. Any funds or shares of Common Stock so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the related redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest thereon, of the Redemption Price.

     (e)(i) In lieu of paying the Redemption Price in cash, the Corporation may, at its sole option, pay such Redemption Price in shares of Common Stock.

     (ii) The number of shares of Common Stock issuable in lieu of a cash payment of the Redemption Price shall be the number of fully paid and nonassessable shares (calculated to the nearest 1/100th of a share) of Common Stock (which shares of Common Stock shall consist of authorized but unissued shares) as shall have an aggregate Specified Value (as defined below) as of the redemption date equal to the aggregate liquidation preference of the shares of Series A Preferred Stock being redeemed. The shares to be redeemed shall be selected pro rata from each holder; provided that, if the number of shares of Series A Preferred Stock held by a holder which are subject to redemption as aforesaid is not a whole number, the number of shares of Series A Preferred Stock held by such holder to be redeemed as aforesaid shall be rounded upward to the nearest whole number. The shares of Common Stock issuable on any redemption to be paid in Common Stock will be delivered to the Corporation for the account of such holders. By their acceptance of shares of Series A Preferred Stock, each holder thereof shall be deemed (i) to have accepted the appointment of the Corporation to act as such referred to below and (ii) to have appointed the Corporation as its attorney-in-fact for purposes of making any endorsements on certificates for shares of Common Stock received by such holder upon redemption of shares of Series A Preferred Stock to the extent any such endorsement is necessary or appropriate for purposes of effecting the sale of such shares of Common Stock in a Backstop Registration, as described below. No fractional shares of Common Stock will be issued upon redemption. A holder of shares of Series A Preferred Stock who would otherwise be entitled to receive such a fractional share shall, in lieu thereof, receive cash in an amount equal to the same fraction of the Specified Value.

     (iii) For purposes hereof, "Specified Value" means the Average Closing Price (as defined in Section 4(e)(vii)) per share of Common Stock as of the applicable redemption date.

     (iv) Before any holder of shares of Series A Preferred Stock shall receive certificates for shares of Common Stock in respect of the redemption of shares of Series A Preferred Stock (or cash representing fractional share settlements in respect thereof) such holder shall surrender the certificate or certificates of shares of Series A Preferred Stock duly endorsed if required by the Corporation, at the office of the Corporation and, if certificates for shares of Common Stock are to be received by such holder, shall state in writing the name or names and the denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued. The Corporation will,
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as soon as practicable after receipt thereof, issue and deliver to such holder, or such holder's designee or designees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with a certificate or certificates representing any shares of Series A Preferred Stock which are not to be redeemed, but which shall have constituted part of the shares of Series A Preferred Stock represented by the certificate or certificates so surrendered.

     (v) Each redemption of shares of Series A Preferred Stock paid in Common Stock shall be deemed to have been made as of the close of business on the applicable redemption date, so that the rights of the holder of such shares of Series A Preferred Stock shall, to the extent of such redemption, cease at such time and the person or person entitled to receive shares of the Common Stock upon redemption of such shares (including the person or persons to whom any shares of Common Stock shall have been sold pursuant to a Backstop Registration (as defined in Section 3(f))) shall be treated for all purposes as having become the record holder or holders of the Common Stock at such time, provided, however, that in the event a dividend, distribution, subdivision, combination, reclassification, merger or similar event is declared or occurs with respect to the shares of Common Stock, and the record date for any such action is on or after the close of business on the record date for such redemption, but prior to the close of business on the date of such redemption, then the person or persons entitled to receive shares of the Common Stock upon redemption of shares of Series A Preferred Stock (including the person or persons to whom any shares of Common Stock shall have been sold pursuant to a Backstop Registration) shall be treated for purposes of such action as having become the record holder or holders of the Common Stock at the close of business on the Trading Day (as defined in Section 4(e)(vii)) next preceding the record date of such redemption. From and after the redemption, dividends on the shares of Series A Preferred Stock redeemed with shares of Common Stock as a result of such redemption shall cease to accrue, and said shares of Series A Preferred Stock shall no longer be deemed to be outstanding.

     (vi) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon redemption of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of shares of Common Stock pursuant to a Backstop Registration registered in a name other than the name (x) in which such shares of Series A Preferred Stock were formerly registered or (y) of any underwriter participating in such Backstop Registration, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (f) (i) Within 15 days of its receipt of notice pursuant to Section 3(c) above of a redemption payable in shares of Common Stock, each holder of Series A Preferred Stock shall have the right to elect not to retain such Common Stock and to request a backstop registration (a "Backstop Registration") of the shares of Common Stock received in the redemption by delivering to the Corporation a written request specifying the amount of Common Stock that the holder proposes not to retain and to sell pursuant to the Backstop Registration. A holder's failure to timely deliver such notice shall be deemed to be an election by the holder thereof to retain such Common Stock.

     (ii) The Corporation shall use its best efforts to cause such shares to be registered under the Securities Act of 1933, as amended (the "Securities Act") as soon as reasonably practicable so as to permit the sale thereof promptly. In connection therewith, the Corporation shall prepare, and within 120 days of the receipt of the request, file, on Form S-3 if permitted or otherwise on the appropriate form, a registration statement under the Securities Act to effect such registration. Each holder requesting a Backstop Registration shall thereby be deemed to agree to provide all such information and materials and to take all such action as may be reasonably required in order to permit the Corporation to comply with all applicable requirements of the Securities Act and the Securities and Exchange Commission (the "Commission") and to obtain any desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriter shall be selected by the Corporation, and the Corporation and each requesting holder shall enter into an underwriting agreement containing customary terms and conditions. For purposes hereof the Common Stock required to be registered is referred to herein as the "Subject Stock." The Corporation shall not be required to include Subject Stock
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of any requesting holder therein if the requesting holder does not agree to offer its stock by or through the underwriters selected by the Corporation for the registration of the shares of Subject Stock and execute an underwriting agreement in customary form. If a requesting holder has been permitted to participate in a proposed offering pursuant to this Section 3(f), the Corporation thereafter may determine in its sole discretion either not to file a registration statement, or otherwise not to consummate such offering, in whole or in part, without any liability hereunder, except as provided herein.

     (iii) In connection with any Backstop Registration of shares of Subject Stock registered pursuant hereto, the Corporation shall (A) furnish to the requesting holders such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as they may reasonably request, but only while the Corporation shall cause the registration statement to remain current; (B)(1) use its best efforts to register or qualify the Subject Stock covered by such registration statement under such blue sky or other state securities laws for offer and sale and (2) keep such registration or qualification in effect for so long as the registration statement remains in effect; (C) use its best efforts to cause all shares of Subject Stock covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Corporation to enable the requesting holders to consummate the disposition of such shares of Subject Stock; (D) notify the requesting holders any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of the requesting holders promptly prepare and furnish to them a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made; (E) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;
(F) use its best efforts to list the Subject Stock covered by such registration statement on the New York Stock Exchange or on any other securities exchange on which Subject Stock is then listed; and (G) before filing any registration statement or any amendment or supplement thereto, and as far in advance as is reasonably practicable, furnish to the requesting holders copies of such documents. In connection with any offering of Subject Stock registered pursuant to this Section 3(f), the Corporation shall (x) furnish to the underwriter unlegended certificates representing ownership of the Common Stock being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. Upon any registration becoming effective pursuant to this Section 3(f), the Corporation shall use its best efforts to keep such registration statement current for a period of 60 days (or 90 days, if the Corporation is eligible to use a Form S-3, or successor form) or such shorter period as shall be necessary to effect the distribution of the Subject Stock.

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     (iv) By requesting Backstop Registration, each requesting holder shall be deemed to agree that upon receipt of any notice from the Corporation of the happening of any event of the kind described in subdivision (iii)(D) of this
Section 3(f), it will forthwith discontinue its disposition of Subject Stock pursuant to the registration statement relating to such Subject Stock until its receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (iii)(D) of this Section 3(f) and, if so directed by the Corporation, will deliver to the Corporation all copies then in its possession of the prospectus relating to such Subject Stock current at the time of receipt of such notice.

     (v) The Corporation shall pay all agent fees and commissions and underwriting discounts and commissions related to shares of Subject Stock being sold by the requesting holders, the fees and disbursements of one counsel for the requesting holders which shall be selected by a majority in interest of the requesting holders and all other fees and expenses in connection with any registration statement hereunder, including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws and fees and disbursements of the Corporation's counsel and accountants.

     (vi) In the case of any offering registered pursuant hereto, the Corporation agrees to indemnify and hold the requesting holders, each underwriter of the Subject Stock under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any officer, employee or partner of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively "Losses"), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock (as amended if the Corporation shall have filed with the Commission any amendment thereof), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Subject Stock (as amended or supplemented if the Corporation shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the indemnification contained in this Section 3(f)(vi) shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission of alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Corporation by a requesting holder or any such underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

     In the case of each Backstop Registration pursuant to this Section 3(f), each requesting holder and each underwriter participating therein shall agree, substantially in the same manner and to the same extent as set forth in the preceding paragraph, severally to indemnify and hold harmless the Corporation and each person, if any, who controls the Corporation within the meaning of
Section 15 of the Securities Act, and the directors and officers of the Corporation, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Corporation by a requesting holder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

     If the indemnification provided for in this Section 3(f) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 3(f) would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate
to reflect the relative benefits received by and fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates as well as any other relevant equitable considerations. The relative benefit shall be determined by reference to, among other things, the amount of proceeds received by each party from the offering to which such contribution relates. The relative fault shall be determined by reference to, among other things, each party's relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in this
Section 3(f) was available to such party.

     (g) When the offering contemplated by Section 3(f) above has been completed, the net proceeds thereof shall be distributed to the requesting holders pro rata in respect of their interests in the Subject Stock. Any such offering not consummated within six months of delivery of the notice to the Corporation pursuant to Section 3(f)(i) shall be deemed to have been abandoned. To the extent the net proceeds per share to each requesting holder from such offering (treating the net proceeds as zero if such offering has been abandoned) are less than the sum of the Redemption Price and the Interest Amount (as defined below) in respect of such requesting holder's shares of Series A Preferred Stock redeemed pursuant to this Section, the Corporation shall pay to each requesting holder an amount in cash equal to the applicable difference. "Interest Amount" means, with respect to the Redemption Price payable to any holder for such holder's shares of Series A Preferred Stock redeemed pursuant to this Section, interest on such Redemption Price for each day, from the applicable redemption date to and including the date of payment pursuant to this Section 3(g) at a rate per annum equal to the rate per annum, as published by the Board of Governors of the Federal Reserve System as reported by the U.S. Department of Treasury, for such day on U.S. Treasury Bonds maturing on the date that is the tenth anniversary of such redemption date (or if no U.S. Treasury Bonds mature on such date, then on the date nearest to such date for which such a maturity exists).

     SECTION 4. Conversion Rights. The holders of shares of Series A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:
         (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business of the Corporation on the second Business Day immediately preceding any date set for the redemption thereof (provided that consideration sufficient to redeem all shares to be redeemed on such date has been paid or made available for payment on or prior to such date), at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $50 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $69.105 per share of Common Stock. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any dividend on the shares of Common Stock issued upon conversion of shares of Series A Preferred Stock if the record date for such dividend occurs prior to the date of such conversion. If any shares of Series A Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate after the close of business on the second Business Day immediately preceding the date fixed for redemption unless default is made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the Business Day immediately preceding the date that such default is cured.

         (b) In order to convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall surrender the certificates therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the transfer agent for the Series A Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares of Series A Preferred Stock. Such
     notice shall also state the name and address in which such holder wishes the certificate for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificates representing the shares of Series A Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate for the number of whole shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person entitled to receive the same. If more than one stock certificate for Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provision, and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date.

         (c) Dividends shall cease to accrue on shares of Series A Preferred Stock surrendered for conversion into Common Stock from and after the date of conversion; provided, however, that any accrued but unpaid dividends (whether or not declared and whether or not funds are legally available for payment) upon such shares to and including the conversion date shall be paid in cash upon such conversion or as soon thereafter as permitted by law.

         (d) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Series A Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the Average Closing Price, determined as provided in subsection (vii) of Section 4(e) below, on the date on which the shares of Series A Preferred Stock were duly surrendered for conversion, or if such date is not a Trading Date, on the next succeeding Trading Date.

         (e) The Conversion Price shall be adjusted from time to time as follows:

              (i) In case the Corporation shall pay or make a dividend or other distribution on shares of Common Stock or any other class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the date following the date fixed for such determination. For purposes of this subsection, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

              (ii) In case the Corporation shall issue shares of Common Stock or rights or warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock to any person (other than pursuant to (A) a dividend reinvestment plan, (B) the exercise of stock options granted with the approval of the Corporation's Board of Directors where the exercise price is not less than the Average Closing Price on the date the option was granted, (C) a restricted stock plan where the issuance is consistent with the past practices of the corporation or, prior to the Initial

         Issuance Date, Martin Marietta Corporation as determined by the Board of Directors, or (D) a stock option or other stock incentive plan where the issuance is required in accordance with the Corporation's obligation to provide benefits similar to those provided under plans of General Electric Company in effect prior to the Initial Issuance Date as determined by the Board of Directors) entitling such person to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion, exercise or exchange price per share) in any case, less than the Average Closing Price per share (determined as provided in subsection (vii) below) of the Common Stock on the date of issuance (or in the case of any issuance of Common Stock, rights, warrants or such other securities to all holders of Common Stock, on the date fixed for the determination of the holders entitled to receive such Common Stock, rights, warrants or other securities), the Conversion Price in effect at the opening of business on the day following the date of such issuance or the date fixed for such determination, as the case may be, shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or the date fixed for such determination, as the case may be, plus the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered for subscription or purchase (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Closing Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or the date fixed for such determination, as the case may be, plus the number of shares of Common Stock so offered for subscription or purchase (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable), such reduction to become effective immediately after the opening of business on the date following the date of such issuance or the date fixed for such determination, as the case may be. For the purposes of this subsection (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock held in the treasury of the Corporation. If after the Distribution Date, as defined in the Rights Agreement, holders converting shares of Series A Preferred Stock are not entitled to receive the Rights which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then adjustment of the Conversion Price shall be made under this subsection (ii) as if the Rights were then being issued to holders of the Common Stock. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that each share of Common Stock issuable upon conversion of the Series A Preferred Stock, whether or not issued after the Distribution Date for such Rights, will be accompanied by the Rights which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences will not apply.

              (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

              (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its

         Common Stock or any other class of capital stock of the Corporation evidences of its indebtedness or assets (including securities, but excluding (x) any rights, warrants or other securities referred to in subsection (ii) above, (y) any regular quarterly dividend of the Corporation paid in cash out of the consolidated earnings or consolidated retained earnings of the Corporation in an amount not exceeding 125% of the average of the four regular quarterly dividends paid by the Corporation for the immediately preceding four quarters (including for this purpose dividends paid by Martin Marietta Corporation prior to the Initial Issuance Date), and (z) any dividend or distribution referred to in subsection (i) above), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Average Closing Price (determined as provided in subsection (vii) below) of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Series A Preferred Stock) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be such Average Closing Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

              (v) The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 4(g) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be

         "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of subsection (iv) above), and
         (B) a subdivision or combination as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective" as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of subsection (iii) above.

              (vi) In case at any time the Corporation or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Corporation at a weighted average purchase price in excess of the Average Closing Price (as defined in subsection (vii) below) on the Business Day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Conversion Price in effect as of such Determination Date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and
         (y) the Average Closing Price of the Common Stock on such Determination Date minus (II) the aggregate purchase price of such repurchase and the denominator of which shall be the product of
         (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Closing Price of the Common Stock on such Determination Date. An adjustment made pursuant to this subsection (vi) shall become effective immediately after the effective date of such repurchase.

              (vii) For the purposes of any computation under these provisions of the Corporation's Charter, the Average Closing Price per share of Common Stock on any day shall be deemed to be the average of the closing prices for the Common Stock for the 20 consecutive Trading Days commencing 30 Trading Days before the day in question, with each day's closing sale price being the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the New York Stock Exchange or, if the Common Stock is no longer listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose. As used herein, the term "Trading Day" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

              (viii) No adjustment in the Conversion Price for the Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         (f) Whenever the Conversion Price shall be adjusted as herein provided (i) the Corporation shall forthwith make available at the office of the transfer agent for the Series A Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

         (g) In the event that the Corporation shall be a party to any transaction constituting a recapitalization, reclassification, consolidation, merger, share exchange, or a sale, lease or conveyance of all or substantially all of its assets, the holder of each share of Series A Preferred Stock shall have the right, after such consolidation, merger, sale or exchange to convert such share into the number and kind of shares of stock or other securities, and the amount of cash or other property receivable upon such consolidation, merger, sale or exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such consolidation, merger, sale or exchange. No provision shall be made for adjustments in the Conversion Price. The provisions of this
     Section 4(g) shall similarly apply to any such successive event.

         (h) The Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in the name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person requesting such issuance in another name shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

         (i) The Corporation may make such reductions in the Conversion Price, in addition to those required by subsections (i) through (vi) of
     Section 4(e) above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

         (j) Except as provided in this Section 4, the Corporation will not, by amendment of its Charter or
     through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (k) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock then outstanding.

         (l) In the event that:

              (i) the Corporation shall declare a dividend or any other distribution on its Common Stock (other than any regular quarterly dividend described in Section 4(e)(iv) above) payable otherwise than in cash out of consolidated earnings or consolidated retained earnings;

              (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights;

              (iii) any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale, lease or conveyance of all or substantially all of the assets of the Corporation occurs;

              (iv) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation occurs; or

              (v) any other event for which an adjustment would be required pursuant to subsections (i) through (vi) of Section 4(e) or pursuant to Section 4(g) occurs; the Corporation shall cause to be mailed to the holders of record of Series A Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other event specified in subsections (i) through (v) of this Section 4(l) is expected to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other such event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding up or other such event.

     SECTION 5. Voting Rights. (a) Except as otherwise provided by paragraphs (b), (c) and (e) of this Section 5 or as required by law, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

     (b) Upon a default with respect to the Corporation's senior bank facility or any successor thereto or replacement thereof (as amended from time to time, the "Senior Bank Facility") that is not substantially cured within six months from the declaration thereof pursuant to the Senior Bank Facility (but without regard to any waivers granted by the lenders under such Senior Bank Facility) (a "Bank Debt Default"), the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect the smallest number of directors of the
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Corporation's Board of Directors that shall constitute no less than 25% of the authorized number of directors of the Corporation's Board of Directors until such right is terminated as provided herein. The voting rights provided by this Section 5(b) shall terminate immediately upon the initial holder of all outstanding shares of Series A Preferred Stock being no longer entitled to designate any director pursuant to Section 3.02 of the Standstill Agreement to be entered into between the Corporation and General Electric Company (the "Agreement") and the holders of the Series A Preferred Stock, following such termination, shall have only the voting rights provided by Sections 5(c) and
(e) below or as otherwise required by law.

     (c) In the event that dividends payable on the Series A Preferred Stock shall be in arrears for six quarters (whether or not consecutive) (a "Preferred Dividend Default") and the holders of the Series A Preferred Stock are not then represented on the Corporation's Board of Directors by directors elected as a result of a Bank Debt Default, a majority in interest of the holders of Series A Preferred Stock, voting separately as a class with holders of shares of any other class of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall be entitled to elect two directors of the Corporation until such right is terminated as provided herein.

     (d)(i) Upon the occurrence of a Bank Debt Default or a Preferred
Dividend Default, the Board of Directors of the Company shall promptly call a special meeting of the holders of shares of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, any holders of shares of any other class of Preferred Stock who are then entitled to participate in the election of such directors) for the purpose of electing the directors provided by the foregoing provisions; provided that, in lieu of holding such meeting, the holders of record of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of any such other Preferred Stock) may, by action taken by written consent as permitted by law and the Charter and By-Laws of the Corporation, elect such directors. At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of voting rights in the holders of Series A Preferred Stock as a result of a Preferred Dividend Default or a Bank Debt Default, the maximum authorized number of members of the Board of Directors shall automatically be increased by two (or such greater number as may be required in respect of a Bank Debt Default). The two vacancies (or greater number) so created shall be filled by vote of the holders of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of any such other Preferred Stock). The right of the holders of Series A Preferred Stock, voting separately as a class (except as aforesaid), to elect members of the Board of Directors of the Corporation in the manner described above shall continue until such time as any Bank Debt Default shall have ceased (other than as a result of any waiver, amendment or accommodation granted by the lenders under such Senior Bank Facility), or all dividends accumulated on Series A Preferred Stock shall have been paid in full, as the case may be, at which time such right shall terminate, except as required by law, subject to vesting in the event of each and every subsequent Bank Debt Default and Preferred Dividend Default.

     (ii) Upon any termination of the right of the holders of Series A Preferred Stock (and, in the case of a Preferred Dividend Default, the holders of shares of any other class of Preferred Stock who are then entitled to vote on the election of directors) to vote as a class for directors as herein provided, the term of office of all directors then in office elected by holders of Series A Preferred Stock (or such other holders, as the case may be) voting as a class (hereunder referred to as a "Preferred Stock Director") shall terminate immediately. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of Series A Preferred Stock (or, in the case of any Preferred Stock Director elected as a result of a Preferred Dividend Default, the holders of Series A Preferred together with holders of any other Preferred Stock that participated in the election of such Preferred Stock Director) voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Charter and By-Laws of the Corporation. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director or Directors may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred or, if none remains in office, by vote of the holders of record of Series A Preferred Stock (or, in the case of any Preferred Stock Director elected as a result of a Preferred Dividend Default, the holders of Series A Preferred together with holders of any other Preferred Stock that participated in the election of such Preferred Stock Director). Holders of Series A Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors.

Whenever the special voting powers vested in the holders of Series A Preferred Stock as provided herein shall have expired, the number of directors shall become such number as may be provided for in the By-Laws, irrespective of any increase made pursuant to the provisions hereof.

     (iii) So long as any shares of the Series A Preferred Stock remain outstanding, the consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding (voting separately as a class) given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by law and the Charter and By-Laws of the Corporation, shall be necessary to amend, alter or repeal any of the provisions of the Charter of the Corporation which would adversely affect any right, preference, privilege or voting power of Series A Preferred Stock or of the holders thereof; provided, however, that any such amendment, alteration or repeal, that would authorize, create or issue any additional shares of Preferred Stock or any other shares of stock (whether or not already authorized) ranking on a parity with or junior to the Series A Preferred Stock as to dividends and on the distribution of assets upon liquidation, dissolution or winding up, shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting powers.

     (e) The holder of each share of Series A Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and to cast the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible in the event of any merger, consolidation or business combination or share exchange involving the Corporation or any sale, lease or conveyance of all or substantially all of the assets of the Corporation upon which the holders of Common Stock shall be entitled to vote, provided, however, that the holders of the Series A Preferred Stock shall not be entitled to vote upon acquisitions which, within any 12-month period, do not (i) involve greater than an aggregate of Twenty-Five Million Dollars ($25,000,000) of transaction value (including assumed liabilities, whether contingent or not) or (ii) adversely affect the economic or legal position of the Series A Preferred Stock or its rights, preferences, privileges or voting powers.

     (f) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed for cash or converted or Common Stock and funds, if any, necessary for such redemption or conversion shall have been deposited in trust to effect such redemption.

     SECTION 6. Liquidation Rights. (a) Subject to the rights of holders of any class of Preferred Stock which the Corporation may in the future issue which ranks on a parity with the Series A Preferred Stock, upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution or payment is made to holders of Common Stock of the Corporation or on any other class of stock of the Corporation ranking junior as to assets distributable upon Liquidation to the shares of Series A Preferred Stock upon a Liquidation, liquidating distributions in the amount of $50 per share, plus an amount equal to all dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more.

     (b) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the Series A Preferred Stock.

     (c) Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, without further corporate action, be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 6.

     SECTION 7. Tax Provisions. (a) The Corporation will treat the Series A Preferred Stock as equity (not debt) for all federal, state, local and other tax purposes.

     (b) The Corporation will use its reasonable best efforts to ensure that it has adequate earnings and profits, within the meaning of Section 312 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, to ensure that all dividend distributions on the Series A Preferred Stock and all distributions in redemption of the Series A Preferred Stock that are treated as distributions with respect to stock under Section 302(d) of the Code (or any successor provision) will be treated as dividends within the meaning of Section 316 of the Code (or any successor provision); provided that such reasonable best efforts shall not require the Corporation to incur any material out-of-pocket costs unless such costs are reimbursed by the initial holder of the Series A Preferred Stock.

     SECTION 8. Defined Terms. Terms used but not otherwise defined herein shall have the meanings set forth in the Charter of the Corporation.

B.  Series Preferred Stock

     The Board of Directors of the Corporation shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Series Preferred Stock and (b) to reclassify any unissued shares of any series of Series Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the Maryland General Corporation Law.

C.  Common Stock

     Subject to the rights of holders of shares of Series A Preferred Stock and any series of Series Preferred Stock established pursuant to Section B of this Article VI, each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of Directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.

D.  General

     In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.


                                ARTICLE VII

                       PROVISIONS DEFINING, LIMITING
                           AND REGULATING POWERS

     The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and the Directors and stockholders, subject, however, to any provisions, conditions and restrictions hereafter authorized pursuant to Article VI hereof:

         SECTION 1. The Board of Directors of the Corporation is empowered to authorize the issuance
     from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-Laws of the Corporation.

         SECTION 2. No holders of shares of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized, and whether issued for money, for a consideration other than money or by way of dividend.

         SECTION 3. The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

         SECTION 4. The Corporation reserves the right to make from time to time any amendments of its Charter which may now or hereafter be authorized by law, including but not restricted to, any amendments changing the terms of any class of its stock by classification, reclassification or otherwise.

         SECTION 5. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the Corporation, or to be otherwise taken or authorized by vote of the stockholders, such action shall be effective and valid, except as otherwise required by provisions of the Charter, if taken or authorized by the affirmative vote, at a meeting, of the holders of a majority of the total number of shares outstanding and entitled to vote thereon.


                               ARTICLE VIII

                                  BY-LAWS

     The Board of Directors shall have the power, at any regular or special meeting of the Board, to make and adopt By-Laws, or to amend, alter or repeal any By-Laws of the Corporation. The By-Laws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Charter.


                                ARTICLE IX

                   INSPECTION OF RECORDS BY STOCKHOLDERS

     The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the By-Laws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

                                 ARTICLE X

                               COMPENSATION

     The Board of Directors in its discretion may allow, in and by the By-Laws of the Corporation or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof, also may serve the Corporation in any other capacity and receive compensation therefor in any form.


                                ARTICLE XI

                     INDEMNIFICATION AND LIMITATION OF
                    LIABILITY OF DIRECTORS AND OFFICERS

     SECTION 1. The Board of Directors shall have the power to adopt By-Laws or resolutions for the indemnification of the Corporation's directors, officers, employees, and agents, provided that any such By-Laws or resolutions shall be consistent with applicable law.

     SECTION 2. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or By-Laws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.


                                ARTICLE XII

                   INFORMAL ACTION BY BOARD OF DIRECTORS

     Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.


                               ARTICLE XIII

                           BUSINESS COMBINATIONS

     SECTION 1. The affirmative vote of the holders of not less than (i) 80% of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation and (ii) not less than 67% of the outstanding shares of Voting Stock of the Corporation held by stockholders other than a "Related Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) involving a Related Person; provided, however, that the foregoing voting requirements shall not be applicable and the provisions of the Charter related to the percentage of stockholder approval required, if any, shall apply to any such Business Combination if:

         Clause 1. The "Continuing Directors" of the Corporation (as hereinafter defined) by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person; or

         Clause 2.  The following conditions are satisfied:

              (a) The aggregate amount of the cash and fair market value of the property, securities, or other consideration to be received per share of Voting Stock of the Corporation in the Business Combination by holders of Voting Stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as these terms are hereinafter defined) paid after March 21, 1983, by the Related Person in acquiring any of its holdings of the Corporation's Voting Stock; and

              (b) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of Voting Stock of the Corporation other than any Related Person.

     SECTION 2.  For purposes of this Article XIII:

         Clause 1.  The term "Business Combination" shall mean:

              (a) any merger, consolidation, or share exchange of the Corporation or any of its subsidiaries into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity in the merger or consolidation;

              (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or a Substantial Part of the assets of any of its subsidiaries;

              (c) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person;

              (d) the issuance or transfer of any equity securities of the Corporation or any of its subsidiaries by the Corporation or such subsidiary (in a single transaction or a series of related transactions) to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation);

              (e) the acquisition by the Corporation or any of its subsidiaries of any equity securities of a Related Person;

              (f) any reclassification of securities or recapitalization that would have the effect of increasing the voting power of a Related Person; or

              (g) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

         Clause 2. The term "Related Person" shall mean any individual, corporation, partnership, or other person or entity which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination or, immediately prior to the consummation of such transaction, together with their "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at April 28, 1983, (collectively and as so in effect, the "Exchange Act")), which after April 28, 1983, became and then are "Beneficial Owners" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class or series of Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity.

         Clause 3. The term "Substantial Part" shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ending prior to the time the determination is being made, subject to adjustments made by the Continuing Directors to take into account transactions made subsequent to year end.

         Clause 4.  For the purposes of Clause 2(a) of Section 1 of this
     Article XIII, the term "other consideration to be received" shall include, without limitation, any shares of any class or series of capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

         Clause 5. The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

         Clause 6. The term "Continuing Director" shall mean a director who either:

              (a) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became the Beneficial Owner of 10% of any class or series of Voting Stock of the Corporation; or

              (b) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

         Clause 7. A "Related Person" shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates, or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by the Continuing Directors, the price so paid shall be deemed to be the higher of:

              (a) the price paid upon the acquisition thereof by the Affiliate, Associate, or other person; or

              (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

         Clause 8. The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article XIII shall mean the following. If there is only one class of Voting Stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time after March 21, 1983, by the Related Person for any share or shares of that class of Voting Stock. If there is more than one class of Voting Stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of Voting Stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of Voting Stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases after March 21, 1983, by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, and soliciting dealers' fees paid by the Related Person with respect to the shares of Voting Stock of the Corporation acquired by the Related Person. In the case of any Business Combination with a Related Person, the Highest Equivalent Price for each class and series of the Voting Stock of the Corporation shall be determined by the Continuing Directors.

     SECTION 3. Any amendment, change, or repeal of this Article XIII, or any other amendment of this

Charter which will have the effect of modifying or permitting circumvention of this Article XIII, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least (i) 80% of the then outstanding shares of the Voting Stock of the Corporation and (ii) 67% of the outstanding shares of Voting Stock of the Corporation held by stockholders other than a Related Person; provided, however, that this Section 3 shall not apply to and such vote shall not be required for any such amendment, change, or repeal recommended to stockholders by the affirmative vote of not less than two-thirds of the Continuing Directors and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Charter. For the purposes of this Section 3 only, if at the time when any such amendment, change, or repeal is under consideration there is no proposed Business Combination (in which event, the definition of Continuing Director in Clause 6 of Section 2 of this Article XIII would be inapplicable), the "Continuing Directors" shall be deemed to be those persons who are members of the Board of Directors of the Corporation at April 28, 1983, plus those persons who are Continuing Directors under Clause 6(b) of Section 2 of this Article XIII.


                                ARTICLE XIV

                   REGULATION OF TRANSACTIONS INVOLVING
                           THE PURCHASE OF STOCK
                         AT A PREMIUM OVER MARKET

     SECTION 1.  Any purchase by the Corporation of shares of Voting Stock
(as hereinafter defined) from an Interested Stockholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase, of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Stockholder, voting together as a single class.

     SECTION 2.  In addition to any affirmative vote required by law or the
Charter:

         Clause 1. Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder;

         Clause 2. Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more;

         Clause 3. The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or combination thereof).

         Clause 4. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

         Clause 5. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has
     the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by any Interested Stockholder, voting together as a single class; provided, however, that no such vote shall be required for (i) the purchase by the Corporation of shares of Voting Stock from an Interested Stockholder unless such vote is required by
Section 1 of this Article XIV, (ii) any transaction approved by a majority of the Disinterested Directors (as hereinafter defined), (iii) any transaction with an Interested Stockholder who shall also be a Related Person as defined under Article XIII and to which the provisions of Article XIII apply, or (iv) any transaction with an Interested Stockholder who has beneficially owned his shares of Voting Stock for two years or more.

SECTION 3.

     Clause 1. In the event that there shall exist a Substantial Stockholder (as hereinafter defined) of the Corporation and such existence shall be known or made known to the Corporation in advance of a meeting of stockholders at which directors will be elected, each holder of Voting Stock shall be entitled, in connection with any vote taken for such election of directors, to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of Voting Stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit.

     Clause 2. In connection with any election of directors in which stockholders are entitled to cumulative voting, one or more candidates may be nominated by a majority of the Disinterested Directors or by any person who is the beneficial owner of shares of Voting Stock having an aggregate Market Price of $250,000 or more.

     Clause 3. The Corporation's proxy statement and other communications with respect to such an election shall contain on an equal basis and at the expense of the Corporation, descriptions and other statements of or with respect to all nominees for election which qualify under the procedures set forth in this Section 3.

SECTION 4.  For the purpose of this Article XIV:

     Clause 1. A "person" shall mean any individual, firm, corporation, partnership, or other entity.

     Clause 2. "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

     Clause 3. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which:

         (a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock;

         (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

         (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date as of which a determination is being made
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beneficially owned by any person described in Clauses 3(a) or 3(b) of this
Section 4 if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     Clause 4. The term "Substantial Stockholder" shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which is the beneficial owner of Voting Stock representing 40% or more of the votes entitled to be cast by the holders of all the outstanding shares of Voting Stock.

     Clause 5.  A person shall be a "beneficial owner" of any Voting Stock:

         (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

         (b) which such person or any of its Affiliates or Associates has
     (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

         (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

     Clause 6. For the purposes of determining whether a person is an Interested Stockholder pursuant to Clause 3 of this Section 4 or a Substantial Stockholder pursuant to Clause 4 of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause 5 of this Section 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     Clause 7. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 11, 1985.

     Clause 8. "Subsidiary" shall mean any corporation of which a majority of the voting stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

     Clause 9. "Market Price" shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange -- Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.

     Clause 10.  "Fair Market Value" shall mean:

         (a) in the case of stock, the Market Price, and

         (b) in the case of property other than cash or stock, the fair market value of such property on the
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     date in question as determined by the Board of Directors in good faith.

     Clause 11. "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of Disinterested Director who is unaffiliated with an Interested Stockholder as is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     SECTION 5. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article XIV, on the basis of information known to them after reasonable inquiry, whether (i) a person is an Interested Stockholder, (ii) a person is a Substantial Stockholder, or
(iii) a transaction or series of transactions constitutes one of the transactions described in Section 2 of this Article XIV.

     SECTION 6. Notwithstanding any other provisions of the Charter (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter, or the By-Laws of the Corporation), the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article XIV.


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                         CERTIFICATE AS TO CHARTER



     I,                   Secretary of MARTIN MARIETTA CORPORATION hereby
certify that the foregoing is a true, correct and complete copy of the Charter of MARTIN MARIETTA CORPORATION and that such Charter is in full force and effect as of the date of this certificate.

     WITNESS my hand and the seal of MARTIN MARIETTA CORPORATION, this
   day of             , 19       .




                        ___________________________________________
                                        Secretary





                                                  CORPORATE SEAL

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